Exhibit 1

NEWS RELEASE

North American Palladium Announces

Workforce Reduction and Revised 2015 Guidance

Toronto, Ontario, September 30, 2015 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (OTC PINK: PALDD) today announced that as a result of weak metal prices it has taken the step to reduce its workforce at the Lac des Iles (LDI) mine by a total of 44 employees including 18 staff and 26 unionized positions. An additional 17 vacancies will not be filled resulting in a net reduction of 61 positions. After these reductions the site will employ a total of 422 workers.

Tied to this reduction is the decision to stop blending the low grade surface stockpile with the higher grade underground ore and return to a 14 day on, 14 day off operating schedule for the mill at a planned throughput of 13,400 tonnes per day when the mill is operating. The surface stockpile at less than one gram per tonne palladium is not economic at current prices.

“It is unfortunate that we have had to take this step at this time” stated Jim Gallagher President and CEO. “It is imperative that we maintain a positive cash operating margin and continue our focus on sustainable long-term operation of the underground mine and on our exploration program. These cuts, along with the corporate office reductions that took place in August after the financial restructuring, will help us achieve these goals.”

Due to the reduction in low grade material being processed and the impact of the temporary mill shut down earlier this year as a result of water balance issues the company is revising its 2015 guidance to 160,000 to 170,000 ounces of palladium produced down from the previously announced 185,000 to 205,000 ounces.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDD.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words ‘planned’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘anticipate’, ‘expect’, ‘would’, ‘could’, ‘estimate’, ‘promising’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: manpower decisions, mill operating schedule and 2015 palladium production forecast. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. For more details on these and other risk factors see the Company’s most recent Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: the Company’s ability to continue normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

Christine Napierala

Interim Vice President, Finance & CFO

807-622-8833 Ext. 3002

cnapierala@nap.com